Exhibit 99.1

San Juan Basin Royalty Trust

  News Release

San Juan Basin Royalty Trust

Declares February Cash Distribution

FORT WORTH, Texas, February 17, 2017 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $2,957,173.39 or $0.063447 per unit, based principally upon production during the month of December 2016. The distribution is payable March 14, 2017, to unit holders of record as of February 28, 2017.

Gas production for the properties from which the royalty was carved (the “Subject Interests”) totaled approximately 2,254,973 Mcf (2,514,126 MMBtu) for December 2016. Dividing revenues by production volume yielded an average gas price for December 2016 of $3.05 per Mcf ($2.73 per MMBtu) as compared to $2.34 per Mcf ($2.10 per MMBtu) for November 2016.

The average monthly gas price Burlington reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, and therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months.

For the month ended January 2017, capital costs were $57,182, lease operating expenses were $2,053,490, and property taxes were $48,210. Severance taxes for the December production month were $727,670.

Contact:	San Juan Basin Royalty Trust
Compass Bank, Trustee
300 West Seventh St., Suite B, Fort Worth, Texas 76102
website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553